Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated May 23, 2024, except for Notes 1, 2, 12 and 18, for which the date are February 5, 2025, in the Registration Statement on Amendment No. 6 to Form F-1 (File No. 333-281357), under the Securities Act of 1933 with respect to the consolidated balance sheets of Megan Holdings Limited and its subsidiaries (collectively the “Company”) as of December 31, 2021, 2022 and 2023, and the related consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows in each the years in the three-year period ended December 31, 2023, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the above mentioned Registration Statement.

San Mateo, California	WWC, P.C.
February 20, 2025	Certified Public Accountants
PCAOB ID: 1171